Exhibit 23.3

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and the board of Directors of XXCAL Japan Inc.

We have audited the balance sheets (express in yen) of XXCAL, Japan, Inc. as of December 31, 2005 and January 31, 2005, and the related statements of income for the periods ended December 31, 2005 and January 31, 2005 (not included herein).  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We have performed our audits in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XXCAL Japan Inc. as of December 31, 2005 and January 31, 2005, and the results of its operations for the periods then ended in conformity with generally accepted accounting principles in Japan.

BA Tokyo & Co.

MEMBER OF MAZARS

Certified Public Accountants

Tokyo, Japan

February 22, 2006